Exhibit 99.1

LEADING INDEPENDENT PROXY ADVISORY FIRMS RECOMMEND THAT

RESTORATION HARDWARE STOCKHOLDERS VOTE “FOR” THE MERGER

RiskMetrics Notes that the Proposed Merger Serves to Maximize the Highest Value with Certainty for Restoration Hardware Stockholders

Special Meeting of Stockholders is Scheduled for June 12, 2008

CORTE MADERA, CA, June 2, 2008 – Restoration Hardware, Inc. (Nasdaq: RSTO) today announced that two leading independent proxy advisory firms – RiskMetrics Group (formerly Institutional Shareholder Services or “ISS”) and Glass Lewis – have issued recommendations that Restoration Hardware’s stockholders vote “FOR” adoption of the Company’s merger agreement with certain affiliates of Catterton Partners, a private equity firm, at the Company’s June 12, 2008 special meeting of stockholders.

RiskMetrics and Glass Lewis are leading independent U.S. proxy advisory firms and their voting analyses and recommendations are relied upon by hundreds of major institutional investment funds, mutual funds and fiduciaries globally.

In recommending that Restoration Hardware’s stockholders vote “FOR” adoption of the merger agreement, RiskMetrics stated in part that:

“In this case, the revised bid offered by Catterton appears to have been culminated from an open bid process that was conducted over two go-shop periods. Given that the Catterton deal contains firm financing, we believe that this bid serves to maximize the highest value with certainty for Restoration shareholders. Based on our review of the terms of the transaction and the factors described above, including the reasonable premium and the review process conducted by the special independent committee, we believe that the merger agreement warrants shareholder support.”*

“We are pleased to have the support of both RiskMetrics and Glass Lewis,” said Raymond C. Hemmig, the Chairman of the Independent Committee of Restoration Hardware’s Board of Directors. “Both of these leading proxy advisory firms recognized the substantial premium value that the transaction will provide our stockholders. On behalf of the entire Board of Directors of Restoration Hardware, I urge all Restoration Hardware stockholders to vote promptly FOR the proposed merger.”

As previously announced, Restoration Hardware entered into a merger agreement with certain affiliates of Catterton Partners pursuant to which Restoration Hardware’s stockholders will be entitled to receive $4.50 in cash for each share they own, subject to closing of the transaction.

Restoration Hardware stockholders are reminded that their vote is important, and a failure to vote has the same effect as a vote against the merger. The merger requires approval by holders of two-thirds of the Company’s outstanding shares.

Stockholders may be able to vote their shares by telephone or by the Internet, and are advised that if they have any questions or need any assistance in voting their shares, they should contact Restoration Hardware’s proxy solicitor, MacKenzie Partners, Inc., at 1-800-322-2885 (toll-free) or 212-929-5500 (call-collect), or via email at proxy@mackenziepartners.com.

The Board of Directors of Restoration Hardware, on the unanimous recommendation of the Independent Committee comprised of all of the independent directors of the Company, has approved the merger agreement and recommends that Restoration Hardware’s stockholders vote “FOR” the adoption of the merger agreement.

*	Permission to use quotations from the RiskMetrics report was neither sought nor obtained.

About Restoration Hardware

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bathware, functional and decorative hardware, gifts and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at http://www.restorationhardware.com. The Company currently operates 100 retail stores and ten outlet stores in 30 states, the District of Columbia and Canada.

About Catterton Partners

With more than $2 billion under management, Catterton Partners is a leading private equity firm in the U.S. focused exclusively on the consumer industry. Since its founding in 1990, Catterton has leveraged its investment capital, strategic and operating skills, and network of industry contacts to establish one of the strongest investment track records in the consumer industry. Catterton invests in all major consumer segments, including Food and Beverage, Retail and Restaurants, Consumer Products and Services, and Media and Marketing Services. Catterton has led investments in companies such as Breyers® Yogurt Company, Wellness Pet Food, Liberty Safe, Build-A-Bear Workshop, Cheddar’s Restaurant Holdings Inc., Outback Steakhouse, P.F. Chang’s China Bistro, Baja Fresh Mexican Grill, Frederic Fekkai, Kettle Foods, Farley’s and Sathers Candy Co., and Odwalla, Inc. More information about the firm can be found at http://www.cpequity.com.

Additional Information and Where to Find It

In connection with the proposed merger, a definitive proxy statement was filed by the Company with the SEC on May 9, 2008. Investors and security holders are strongly advised to read the definitive proxy statement because it contains important information about the merger and the parties to the merger. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by the Company at the SEC website at http://www.sec.gov. The definitive proxy statement and other documents also may be obtained for free from the Company by directing such request to Chris Newman, Chief Financial Officer and Secretary, telephone: (415) 945-4530, or on the Company’s website at http://www.restorationhardware.com.

Participants in the Solicitation

The Company and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of stockholders generally, is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the definitive proxy statement relating to the merger. Each of these documents may be obtained for free at the SEC website at http://www.sec.gov or from the Company by directing such request to Chris Newman, Chief Financial Officer and Secretary, telephone: (415) 945-4530, or on the Company’s website at http://www.restorationhardware.com.